SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2011

SPICY PICKLE FRANCHISING, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-53000 (Commission File Number)	38-3750924 (IRS Employer Identification No.)

90 Madison Street, Suite 700, Denver, Colorado 80206
 (Address of principal executive offices)          (Zip Code)

(303) 297-1902
Registrant’s telephone number, including area code

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 15, 2011, Spicy Pickle Franchising, Inc. (the “Registrant”) obtained a revolving line of credit in the amount of $500,000 from each of Raymond and Joan BonAnno and Presley and Patricia Reed, for an aggregate of $1,000,000.  Messrs. BonAnno and Reed and Mr. Reed’s wife are directors of the Registrant.  Each line of credit is evidenced by a Convertible Promissory Note and Secured Loan Agreement (the “Note”).  The Notes bear interest at the rate of 10% per annum and mature on May 1, 2013.  Interest only on the outstanding principal of all advances shall be due and payable in arrears every three months beginning September 1, 2011.  The Registrant obtained an initial advance of $125,000 under each of the Notes, for a total of $250,000.

At the lenders' option the Notes are convertible into the Registrant’s common stock at $0.08 per share.  The closing price of the common stock on April 15, 2011 was $0.07.  In addition, for every two shares of common stock issued on conversion, the Registrant will issue to the lenders a warrant to purchase one share of common stock at a price equal to 120% of the average volume weighted average price per share for the 10 days prior to the conversion.  The warrant shall expire five years from the date of issuance.

The Notes are secured by all of the assets of the Registrant. The Registrant has borrowed funds on similar terms in the aggregate amount of $2,817,252 from the BonAnno’s and Reed’s and has a long-term debt obligation with a third party in the amount of $385,000, all of which are also secured by all of the assets of the Registrant.  The security interest in the Notes dated April 15, 20011 are subordinate to the security interests in the notes evidencing these other loans.

Item 9.01            Financial Statements and Exhibits

Regulation S-K Number	Document
10.1	Convertible Promissory Note and Secured Loan Agreement with Raymond and Joan BonAnno dated April 15, 2011
10.2	Convertible Promissory Note and Secured Loan Agreement with Presley and Patricia Stacey Reed dated April 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPICY PICKLE FRANCHISING, INC.
April 19, 2011	By: /s/ Clint Woodruff Clint Woodruff Chief Financial Officer

EXHIBIT INDEX

Regulation S-K Number	Document

10.1	Convertible Promissory Note and Secured Loan Agreement with Raymond and Joan BonAnno dated April 15, 2011

10.2	Convertible Promissory Note and Secured Loan Agreement with Presley and Patricia Stacey Reed dated April 15, 2011